Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Altice USA, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333‑228907 and No. 333-222170) on Form S-8 of Altice USA, Inc. of our reports dated February 11, 2021, with respect to the consolidated balance sheets of Altice USA, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income, stockholders’ equity (deficiency), and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Altice USA, Inc.
Our report on the consolidated financial statements of the Company contains an emphasis of matter paragraph that states that as discussed in Note 9 to the consolidated financial statements, the Company changed its method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standard Codification Topic 842, Leases.

/s/ KPMG LLP
New York, New York
February 11, 2021